Exh. 99.1

Veradigm Inc. Announces Receipt of Nasdaq Delisting Notice and Intent to Appeal

CHICAGO – September 22, 2023 – Veradigm Inc. (NASDAQ: MDRX) announced today that, on September 20, 2023 and as anticipated in its September 18 release, it received a notice from Nasdaq indicating that the Company’s shares would be delisted due to noncompliance with Nasdaq Listing Rule 5250(c)(1), because the Company did not file its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”), Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “Q1 Form 10-Q”) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (together with the Q1 Form 10-Q, the “Form 10-Qs”) before the expiration of the 180-day “exception period” that was previously granted by Nasdaq. Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all periodic reports with the Securities and Exchange Commission (the “SEC”).

As previously disclosed, the Company has been unable to file the Form 10-K, and consequently, the Form 10-Qs, because of internal control failures that primarily stem from accounting processes and a software tool implemented by the Company in order to comply with the requirements of FASB’s rule ASC 606. The work effort to conclude on the accounting and internal control errors has taken longer than previously expected, primarily resulting from the need to build a new supplemental revenue system tool and the extensive manual work to aggregate and map the Company’s historical transaction data into the new system tool. The Company currently expects to file the Form 10-K and Forms 10-Q during the fourth quarter of 2023.

The Company intends to appeal the determination made by Nasdaq pursuant to the procedures set forth in the Nasdaq Listing Rules. As previously disclosed, the Listing Rules provide that the Company may request a hearing before a Nasdaq Hearings Panel (the “Panel”) and that the request will temporarily stay any suspension or delisting action for 22 days from the date of the Nasdaq notification. Further, the Listing Rules provide that, in its hearing request, the Company may request that the stay remain in effect through the hearing and the expiration of any additional extension period granted by the Panel. Accordingly, the Company intends to make such an extended stay request. While the determination on whether to grant the stay will be made by the Panel, the Company believes that it satisfies the standards for the granting of such an extended stay.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

© 2023 Veradigm Inc. and/or its affiliates. All Rights Reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Form 10-K and Form 10-Qs, its appeal to Nasdaq and whether the Company’s common stock will remain listed on Nasdaq. These forward-looking statements are based on the current beliefs and expectations of the Company’s management with respect to future events, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “continue,” “can,” “may,” “look forward,” “aim,” “hopes,” and similar terms, although not all forward-looking statements contain such words or expressions. Actual results could differ significantly from those set forth in the forward-looking statements.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a further material delay in the Company’s financial reporting, including as a result of unanticipated factors or factors that the Company currently believes will not cause further delay, the possibility that the ongoing review may identify additional errors or control deficiencies in the Company’s accounting practices, the likelihood that the control deficiencies identified or that may be identified in the future will result in additional material weaknesses in the Company’s internal control over financial reporting, the possibility that the Company is unable to regain compliance with, or thereafter continue to comply with, the Listing Rules, or experience violations of additional Listing Rules, the possibility that Nasdaq may deny the Company’s appeal and delist the Company’s securities and other factors contained in the “Risk Factors” section and elsewhere in the Company’s filings with the SEC from time to time, including, but not limited to, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The Company does not undertake to update any forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes over time, except as required by law.